                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form S-1 No. 333-37156) and related Prospectus of Interliant, Inc. dated August 10, 2000 and to the incorporation by reference therein of our report dated January 31, 2000, (except for Note 15, as to which the date is March 2, 2000), with respect to the consolidated financial statements and schedule of Interliant, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Boston, Massachusetts
August 4, 2000